Exhibit 10.2

June 19, 2009

Mr. Walter P. Havenstein

Bethesda, MD 20814

Dear Mr. Havenstein:

Should you accept the offer of employment with SAIC, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted equity awards having an aggregate value equivalent to the value of the equity awards of BAE Systems that you will forfeit as a result of joining SAIC (the “Replacement Value”). The Replacement Value will be calculated in accordance with the methodology shown on Exhibits 1 and 2 to this letter and based on the currency exchange rate and the closing sales price of the publicly traded equity securities of SAIC and BAE Systems on the applicable stock exchanges on the trading day before your first day of employment with SAIC. The equity awards will be comprised of non-qualified options to purchase SAIC common stock, restricted shares of SAIC common or class A preferred stock and a performance share award, each as described below, and granted pursuant to SAIC’s 2006 Equity Incentive Plan (the “Plan”).

A recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted a non-qualified option to purchase shares of SAIC common stock. Such option grant will (i) be made effective as of the first day of your employment with SAIC, (ii) have a per share exercise price equal to the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date in accordance with the terms of the Plan, (iii) be exercisable for a number of shares of common stock resulting in such option grant having a value of 23% of the Replacement Value as of the Grant Date using the Black-Scholes option-pricing model and rounded up to the nearest whole share, and (iv) vest and become exercisable (on a cumulative basis) as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the grant date, respectively.

In addition, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted a performance share award. Such performance share award will (i) be made effective as of the first day of your employment with SAIC, (ii) have a target number of shares determined by dividing 23% of the Replacement Value by the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date and rounded up to the nearest whole share, (iii) be on the terms and conditions set forth in the Plan, the form of Performance Share Award Agreement approved by the Human Resources and Compensation Committee and the performance share award program for the three-year performance period covering fiscal year 2010 through fiscal year 2012 as approved by the Human Resources and Compensation Committee (the “FY10-FY12 PSA Program”).

In addition, a recommendation will be submitted to the Human Resources and Compensation Committee of the Board of Directors requesting that you be granted restricted shares of common stock or class A preferred stock pursuant to the Plan. Such grants shall (i) be made effective as of the first day of your employment with SAIC, (ii) be for a number of shares determined by dividing the portion of the Replacement Value in the table below by the closing sales price of SAIC’s common stock on the New York Stock Exchange on the trading day before the grant date and rounding up to the nearest whole share, and (iii) vest (on a cumulative basis) as indicated in the table below:

Grant Date Value	Vesting Schedule
23% of the Replacement Value	one installment on the third anniversary of the grant date

31% of the Replacement Value	three equal share amounts in annual installments beginning on the first anniversary of the Grant Date

Finally, you will be eligible for the long-term incentive award referred to in your employment offer letter, which is expected to be comprised of stock options and performance share awards. You will be eligible for a long-term incentive award valued at $3,500,000.

If these recommendations are approved by the Human Resources and Compensation Committee, any offer of securities will be based upon the 2006 Equity Incentive Plan Summary and Prospectus, a copy of which will be provided to you. If you have any questions regarding the acquisition of securities of SAIC, Inc., please call our General Counsel, Doug Scott, at (858) 826-7325.

Very truly yours,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

/s/ Nancy Walker
Nancy Walker
Paralegal